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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is entered into the 1st day of December, 1998 by and between Gerald A. Slaughter ("Employee") and Ponder Industries, Inc., a Delaware corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, the Company and Employee desire to have Employee continue Employment with Employer;

         WHEREAS, the Company and Employee desire to set forth the terms and conditions of Employee's employment with the Company;

         NOW, THEREFORE, in consideration of the foregoing premises and covenants hereafter set forth, the mutual agreements contained herein, the employment of Employee by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                     DUTIES

         1.1 DUTIES. During the term of this Agreement, the Company agrees to employ Employee as the Company's Senior Vice President and Chief Financial Officer, and Employee agrees to serve the Company in such capacities or in such other capacities (subject to Employee's termination rights under Section 4.2) as the Board of Directors of the Company may direct, all upon the terms and subject to the conditions set forth in this Agreement.

         1.2 EXTENT OF DUTIES. Employee shall devote substantially all of his business time, energy and skill to the affairs of the Company as the Company, acting through its Chief Executive Officer or Board of Directors, shall reasonably deem necessary to discharge Employee's duties in such capacities. Employee may participate in social, civic, charitable, religious, business, education or professional associations, so long as such participation would not materially detract from Employee's ability to perform his duties under this Agreement. Employee shall not engage in any other business activity during the term of this Agreement without the prior written consent of the Company, other than the passive management of employee's personal investments or activities which would not materially detract from Employee's ability to perform his duties under this Agreement (such as Employee's current positions with other companies and other future positions of a similar nature).

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                                   ARTICLE II

                               TERM OF EMPLOYMENT

         The term of this Agreement shall commence on the Effective Date and continue for a period of two years, provided that, on each one-year anniversary of this Agreement, the term of this Agreement shall automatically be extended for an additional one year. This Agreement is subject to earlier termination as hereinafter provided.

                                   ARTICLE III

                                  COMPENSATION

         3.1 ANNUAL BASE COMPENSATION. As compensation for services rendered under this Agreement, Employee shall be entitled to receive from Company an annual base salary of $120,000 (before standard deductions) during the first year of this Agreement. Employee's annual base salary shall be subject to review and adjustment by the Compensation Committee of the Company (the "Compensation Committee") on an annual basis, provided that any such adjustment shall not result in a reduction in Employee's annual base salary below $120,000, without Employee's consent. Employee's annual base salary shall be payable at regular intervals in accordance with the prevailing practice and policy of the Company.

         3.2 INCENTIVE BONUS. As additional compensation for services rendered under this Agreement, the Compensation Committee may, in its sole discretion and without any obligation to do so, declare that Employee shall be entitled to an annual incentive bonus (whether payable in cash, stock, stock rights or other property) as the Compensation Committee shall determine. If any such bonus is declared, the bonus shall be payable in accordance with the terms prescribed by the Compensation Committee.

         3.3 OTHER BENEFITS. Employee shall, in addition to the compensation provided for in Sections 3.1 and 3.2 above, be entitled to the following additional benefits:

              (a) AUTOMOBILE ALLOWANCE. An automobile to be chosen by the Employee, replaceable every two years and complete payment of all operating, insurance and maintenance expenses attendant thereto. Upon termination of the Company's obligation to provide this benefit, Employee shall have an option, exercisable within 90 days of such termination, to purchase such automobile at its net book value as shown upon the Company's records as of the date of termination. Employee may, at the sole option of Employee, receive a reasonable cash allowance in lieu of such Automobile Allowance.

              (b) LIFE INSURANCE. Whole life insurance policies in the aggregate amount of SEVEN HUNDRED FIFTY THOUSAND and No/100 Dollars ($750,000) to be owned by Employee or his designee. The premiums are to be paid by the Company pursuant to a split dollar program, whereby only a portion of the premium paid is taxable to Employee. The policy is to be collaterally assigned by Employee or other owner of the policy to reimburse the Company for certain premiums paid under the split dollar program. The requirements of this Section 3.3(b) are temporarily waived by the Employee until such time as the Company achieves financial stability. The Employee shall have the option to exercise the life insurance benefit by submitting a written request to the Company.

              (c) MEDICAL, HEALTH AND DISABILITY BENEFITS. Employee shall be entitled to receive all of the medical, health and disability benefits that may, from time to time, be provided by the Company to its executive officers.

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              (d) OTHER BENEFITS. Employee shall also be entitled to receive any other benefits provided by the Company to all employees of Company as a group, or all executive officers of the Company as a group, including any profit sharing, 401(k) or retirement benefits.

              (e) VACATION PAY. Employee shall be entitled to an annual vacation as determined in accordance with the prevailing practice and policy of the Company.

              (f) HOLIDAYS. Employee shall be entitled to holidays in accordance with the prevailing practice and policy of the Company.

              (g) REIMBURSEMENT OF EXPENSES. The Company shall reimburse Employee for all expenses reasonably incurred by Employee on behalf of the Company in accordance with the prevailing practice and policy of the Company.

                                   ARTICLE IV

                                   TERMINATION

         4.1 TERMINATION BY THE COMPANY WITHOUT CAUSE. Subject to the provisions of this Section 4.1, this Agreement may be terminated by the Company without cause upon 30 days prior written notice thereof given to Employee. In the event of termination pursuant to this Section 4.1, (a) the Company shall at the election of Employee either (x) continue to pay Employee his then effective base salary under Section 3.1 hereof and all benefits under Section 3.3 hereof through the expiration of the two-year term then in effect (without giving effect to any further extensions thereof under Article II hereof) or (y) pay Employee, within 15 days of such termination, a lump-sum payment equal to (without discounting to present value) his then effective base salary under
Section 3.1 hereof through the expiration of the two-year term then in effect (without giving effect to any further extensions thereof under Article II hereof), and (b) all outstanding stock options and incentive awards held by Employee shall become fully vested and exercisable. Employee must make his election under clause (a) above by giving the Company written notice thereof within 30 days after notice of termination is given pursuant to this Section
4.1. If Employee does not make such an election within the 30-day period, he will be deemed to have elected to receive the lump-sum payment described in clause (a)(y) above. Payment or performance by the Company in accordance with this Section shall constitute Employee's full severance pay and the Company shall have no further obligation to Employee arising out of such termination.

         4.2 VOLUNTARY TERMINATION BY EMPLOYEE FOR GOOD REASON. Employee may at any time voluntarily terminate his employment for "good reason" (as defined below) upon 30 days prior written notice thereof to the Company. In the event of such voluntary termination for "good reason," (a) the Company shall at the election of Employee either (x) continue to pay Employee his then effective base salary under Section 3.1 hereof and all benefits under Section 3.3 hereof through the expiration of the two-year term then in effect (without giving effect to any further extensions thereof under Article II hereof) or (y) pay Employee, within 15 days of such termination, a lump-sum payment equal to (without discounting to present value) his then effective base salary under
Section 3.1 hereof through the expiration of the two-year term then in effect (without giving effect to any further extensions thereof under Article II hereof), and (b) all outstanding stock options and incentive awards held by Employee shall become fully vested and exercisable. Employee must make his election under clause (a) above by giving the Company written notice thereof within 30 days after notice of termination is given pursuant to this Section
4.2. If Employee does not make such an election within the 30-day period, he will be deemed to have elected to receive the lump-sum payment described in clause (a)(y) above.

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         For purposes of this Agreement, "good reason" shall mean the occurrence of any of the following events:

              (a) Removal from the offices Employee holds on the date of this Agreement or a material reduction in Employee's authority or responsibility, including, without limitation, involuntary removal from the Board of Directors, but not including termination of Employee for "cause," as defined below; or

              (b) The Company otherwise commits a material breach of this Agreement.

         4.3. TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate this Agreement at any time if such termination is for "cause" (as defined below), by delivering to Employee written notice describing the cause of termination 30 days before the effective date of such termination and by granting Employee at least 30 days to cure the cause. In the event the employment of Employee is terminated for "cause," Employee shall be entitled only to the base salary earned pro rata to the date of such termination with no entitlement to any base salary continuation payments or benefits continuation (except as specifically provided by the terms of an employee benefit plan of the Company). Except as otherwise provided in this Agreement, the determination of whether Employee shall be terminated for "cause" shall be made by the Board of Directors of the Company, in the reasonable exercise of its business judgment, and shall be limited to the occurrence of the following events:

              (a) Conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal);

              (b) Willful refusal without proper legal cause to perform, or gross negligence in performing, Employee's duties and responsibilities;

              (c) Material breach of fiduciary duty to the Company through the misappropriation of Company funds or property; or

              (d) The unauthorized absence of Employee from work (other than for sick leave or disability) for a period of 30 working days or more during any period of 45 working days during the term of this Agreement.

         4.4 TERMINATION UPON DEATH OR PERMANENT DISABILITY. In the event that Employee dies, this Agreement shall terminate upon the Employee's death. Likewise, if the Employee becomes unable to perform the essential functions of the position, with or without reasonable accommodation, on account of illness, disability, or other reason whatsoever for a period of more than six consecutive or nonconsecutive months in any twelve-month period, this Agreement shall terminate effective upon such incapacity, and Employee (or his legal representatives) shall be entitled only to the base salary earned pro rata to the date of such termination with no entitlement to any base salary continuation payments or benefits continuation (except as specifically provided by the terms of an employee benefit plan of the Company).

         4.5 VOLUNTARY TERMINATION BY EMPLOYEE. Employee may terminate this Agreement at any time upon delivering 30 days' written notice of resignation to the Company. In the event of such voluntary termination other than for "good reason" (as defined above), Employee shall be entitled to his base salary earned pro rata to the date of his resignation, but no base salary continuation payments or benefits continuation (except as specifically provided by the terms of an employee benefit plan of the Company). On or after the date the Company receives notice of Employee's resignation, the Company may, at its option, pay Employee his base salary through the effective date of his resignation and terminate his employment immediately.

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         4.6  TERMINATION FOLLOWING CHANGE OF CONTROL.

              (a) Notwithstanding anything to the contrary contained herein, should Employee at any time within 12 months of the occurrence of a "change of control" (as defined below) cease to be an employee of the Company (or its successor), by reason of (I) termination by the Company (or its successor) other than for "cause" (following a change of control, "cause" shall be limited to the conviction of or a plea of nolo contendere to the charge of a felony which, through lapse of time or otherwise, is not subject to appeal), or a material breach of fiduciary duty to the Company through the misappropriation of Company funds or property) or (ii) voluntary termination by Employee for "good reason upon change of control" (as defined below), then in any such event, (1) the Company shall at the election of Employee either (x) continue to pay Employee his then effective base salary under Section 3.1 hereof through the expiration of the two-year term then in effect (without giving effect to any further extensions thereof under Article II hereof) or (y) pay Employee, within 45 days of the severance of employment described in this Section 4.6, a lump-sum payment equal to (without discounting to present value) his then effective base salary under Section 3.1 hereof through the expiration of the two-year term then in effect (without giving effect to any further extensions thereof under Article II hereof), and (2) all outstanding stock options and other incentive awards held by Employee shall become fully vested and exercisable. In addition, regardless of the election made by Employee pursuant to paragraph 4.6(a)(1)(x) or (y) above, Company shall continue all benefits under Section 3.3 hereof, through the expiration of the two-year term then in effect, to the extent continuation of such benefits is not prohibited by applicable state and/or federal law.

              (b) Regardless of the election made by Employee under paragraph
(a)(1) above, Employee shall be entitled to an additional payment, to the extent all payments to Employee (whether pursuant to this Agreement or any other agreement whatsoever) in connection with a change of control as defined in this
Section 4.6 do not exceed in aggregate, the maximum amount that could be paid to Employee, without triggering an excess parachute payment under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and the resulting excise tax under Section 4999 of the Code, (referred to herein as the "maximum payment amount") equal to an amount, which when added to the amounts payable to the Employee under paragraph (a) equals the maximum payment amount; it being the express intention of the parties that Employee in all cases (whether through this Agreement or any other agreement whatsoever) receive the maximum payment amount in connection with a change of control without creating an excess parachute payment. If such a payment is required under this paragraph (b) in addition to the amounts set forth in paragraph (a) above, it shall be paid at the time and in the manner elected by the Employee under paragraph (a)(1). Employee must make his election under paragraph (a)(1) above by giving the Company written notice thereof within 30 days after the severance of employment described in this Section 4.6. If Employee does not make such an election within the 30-day period, he will be deemed to have elected to receive the lump-sum payment described in paragraph (a)(1)(y) above.

              (c) In determining the amount to be paid to Employee under this
Section 4.6, as well as the limitation determined under Section 280G of the Code, (I) no portion of the total payments which Employee has waived in writing prior to the date of the payment of benefits under this Agreement will be taken into account, (ii) no portion of the total payments which nationally recognized tax counsel (whether through consultation or retention of any actuary, consultant or other expert), selected by the Company's independent auditors and acceptable to Employee, (referred to herein as "Tax Counsel") determines not to constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code will be taken into account, (iii) no portion of the total payments which Tax Counsel determines to be reasonable compensation for services rendered within the meaning of Section 280G(b)(4) of the Code will be taken into account, and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the total payments will be determined by the Company's independent auditors in accordance with Sections 280G(d)(3) and (iv) of the Code.

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              (d) As used in this Section, voluntary termination by Employee for
"good reason upon change of control" shall mean (I) removal of Employee from the offices Employee holds on the date of this Agreement, (ii) a material reduction in Employee's authority or responsibility, including, without limitation, involuntary removal from the Board of Directors, (iii) relocation of the Company's headquarters from its then current location, (iv) a reduction in Employee's compensation, or (v) the Company otherwise commits a breach of this Agreement.

              (e) As used in this Agreement, a "change of control" shall be deemed to have occurred if (I) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company's then outstanding securities, or (ii) at any time during the 24-month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Company's Board of Directors shall cease to consist of "continuing directors" (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such transaction), or
(iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement of sale or disposition by the Company of all or substantially all of the Company's assets.

              (f) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or any of its affiliates to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (any such payments or distributions being individually referred to herein as a "Payment," and any two or more of such payments or distributions being referred to herein as "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts, being collectively referred herein to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment or payments (individually referred to herein as a "Gross-Up Payment" and any two or more of such additional payments being referred to herein as "Gross-Up Payments") in an amount such that after payment by Employee of all taxes (as defined in paragraph (p) below) imposed upon the Gross-Up Payment, Employee retains an amount of such Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

              (g) Subject to the provisions of paragraph (h) through (n) below, any determination (individually, a "Determination") required to be made under this Section 4.6, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall initially be made, at the Company's expense, by Tax Counsel. Tax Counsel shall provide detailed supporting legal authorities, calculations, and documentation both to the Company and Employee within 15 business days of the termination of Employee's employment, if applicable, or such other time or times as is reasonably requested by the Company or Employee. If Tax Counsel makes the initial Determination that no Excise Tax is payable by Employee with respect to a Payment or Payments, it shall furnish Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Payment or Payments. Employee shall have the right to dispute any Determination (a "Dispute") within 15 business days after delivery of Tax

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Counsel's opinion with respect to such Determination. The Gross-Up Payment, if any, as determined pursuant to such Determination shall, at the Company's expense, be paid by the Company to Employee within five business days of Employee's receipt of such Determination. The existence of a Dispute shall not in any way affect Employee's right to receive the Gross-Up Payment in accordance with such Determination. If there is no Dispute, such Determination shall be binding, final and conclusive upon the Company and Employee, subject in all respects, however, to the provisions of paragraph (h) through (n) below. As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that Gross-Up Payments (or portions thereof) which will not have been made by the Company should have been made ("Underpayment"), and if upon any reasonable written request from Employee or the Company to Tax Counsel, or upon Tax Counsel's own initiative, Tax Counsel, at the Company's expense, thereafter determines that Employee is required to make a payment of any Excise Tax or any additional Excise Tax, as the case may be, Tax Counsel shall, at the Company's expense, determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to Employee.

              (h) The Company shall defend, hold harmless, and indemnify Employee on a fully grossed-up after tax basis from and against any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgements, settlements, costs and expenses (including reasonable attorneys', accountants', and experts' fees and expenses) with respect to any tax liability of Employee resulting from any Final Determination (as defined in paragraph (o) below) that any Payment is subject to the Excise Tax.

              (I) If a party hereto receives any written or oral communication with respect to any question, adjustment, assessment or pending or threatened audit, examination, investigation or administrative, court or other proceeding which, if pursued successfully, could result in or give rise to a claim by Employee against the Company under this paragraph (I) ("Claim"), including, but not limited to, a claim for indemnification of Employee by the Company under paragraph (h) above, then such party shall promptly notify the other party hereto in writing of such Claim ("Tax Claim Notice").

              (j) If a Claim is asserted against Employee ("Employee Claim"), Employee shall take or cause to be taken such action in connection with contesting such Employee Claim as the Company shall reasonably request in writing from time to time, including the retention of counsel and experts as are reasonably designated by the Company (it being understood and agreed by the parties hereto that the terms of any such retention shall expressly provide that the Company shall be solely responsible for the payment of any and all fees and disbursements of such counsel and any experts) and the execution of powers of attorney, provided that:

                  (I) within 30 calendar days after the Company receives or delivers, as the case may be, the Tax Claim Notice relating to such Employee Claim (or such earlier date that any payment of the taxes claimed is due from Employee, but in no event sooner than five calendar days after the Company receives or delivers such Tax Claim Notice), the Company shall have notified Employee in writing ("Election Notice") that the Company does not dispute its obligations (including, but not limited to, its indemnity obligations) under this Agreement and that the Company elects to contest, and to control the defense or prosecution of, such Employee Claim at the Company's sole risk and sole cost and expense; and

                  (ii) the Company shall have advanced to Employee on an interest-free basis, the total amount of the tax claimed in order for Employee, at the Company's request, to pay or cause to be paid the tax claimed, file a claim for refund of such tax and, subject to the provisions of the last sentence of paragraph (l) below, sue for a refund of such tax if such claim for refund is disallowed by the appropriate taxing authority (it being understood and agreed by the parties hereto that the

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         Company shall only be entitled to sue for a refund and the Company shall not be entitled to initiate any proceeding in, for example, United States Tax Court) and shall indemnify and hold Employee harmless, on a fully grossed-up after tax basis, from any tax imposed with respect to such advance or with respect to any imputed income with respect to such advance; and

                  (iii) the Company shall reimburse Employee for any and all costs and expenses resulting from any such request by the Company and shall indemnify and hold Employee harmless, on fully grossed-up after-tax basis, from any tax imposed as a result of such reimbursement.

              (k) Subject to the provisions of paragraph (j) above, the Company shall have the right to defend or prosecute, at the sole cost, expense and risk of the Company, such Employee Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by the Company to a Final Determination; provided, however, that (I) the Company shall not, without Employee's prior written consent, enter into any compromise or settlement of such Employee Claim that would adversely affect Employee, (ii) any request from the Company to Employee regarding any extension of the statute of limitations relating to assessment, payment, or collection of taxes for the taxable year of Employee with respect to which the contested issues involved in, and amount of, the Employee Claim relate is limited solely to such contested issues and amount, and (iii) the Company's control of any contest or proceeding shall be limited to issues with respect to the Employee Claim and Employee shall be entitled to settle or contest, in his sole and absolute discretion, any other issue raised by the Internal Revenue Service or any other taxing authority. So long as the Company is diligently defending or prosecuting such Employee Claim, Employee shall provide or cause to be provided to the Company any information reasonably requested by the Company that relates to such Employee Claim, and shall otherwise cooperate with the Company and its representatives in good faith in order to contest effectively such Employee Claim. The Company shall keep Employee informed of all developments and events relating to any such Employee Claim (including, without limitation, providing to Employee copies of all written materials pertaining to any such Employee Claim), and Employee or his authorized representatives shall be entitled, at Employee's expense, to participate in all conferences, meetings and proceedings relating to any such Employee Claim.

              (l) If, after actual receipt by Employee of an amount of a tax claimed (pursuant to an Employee Claim) that has been advanced by the Company pursuant to paragraph (j)(ii) above, the extent of the liability of the Company hereunder with respect to such tax claimed has been established by a Final Determination, Employee shall promptly pay or cause to be paid to the Company any refund actually received by, or actually credited to, Employee with respect to such tax (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority related thereto), except to the extent that any amounts are then due and payable by the Company to Employee, whether under the provisions of this Agreement or otherwise. If, after the receipt by Employee of an amount advanced by the Company pursuant to paragraph (j)(ii) above, a determination is made by the Internal Revenue Service or other appropriate taxing authority that Employee shall not be entitled to any refund with respect to such tax claimed and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of any Gross-Up Payments and other payments required to be paid hereunder.

              (m) With respect to any Employee Claim, if the Company fails to deliver an Election Notice to Employee within the period provided in paragraph
(j)(I) above or, after delivery of such Election Notice, the Company fails to comply with the provisions of paragraph (j)(ii) above and (iii) and (k) above, then Employee shall at any time thereafter have the right (but not the obligation), at his election and in his sole and absolute discretion, to defend or prosecute, at the sole cost, expense and risk of the Company, such Employee Claim. Employee shall have full control of such defense or prosecution and such proceedings, including any

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



settlement or compromise thereof. If requested by Employee, the Company shall cooperate, and shall cause its affiliates to cooperate, in good faith with Employee and his authorized representatives in order to contest effectively such Employee Claim. The Company may attend, but not participate in or control, any defense, prosecution, settlement or compromise of any Employee Claim controlled by Employee pursuant to this paragraph (m) and shall bear its own costs and expenses with respect thereto. In the case of any Employee Claim that is defended or prosecuted by Employee, Employee shall, from time to time, be entitled to current payment, on a fully grossed-up after tax basis, from the Company with respect to costs and expenses incurred by Employee in connection with such defense or prosecution.

              (n) In the case of any Employee Claim that is defended or prosecuted to a Final Determination pursuant to the terms of this paragraph (n), the Company shall pay, on a fully grossed-up after tax basis, to Employee in immediately available funds the full amount of any taxes arising or resulting from or incurred in connection with such Employee Claim that have not theretofore been paid by the Company to Employee, together with the costs and expenses, on a fully grossed-up after tax basis, incurred in connection therewith that have not theretofore been paid by the Company to Employee, within ten calendar days after such Final Determination. In the case of any Employee Claim not covered by the preceding sentence, the Company shall pay, on a fully grossed-up after tax basis, to Employee in immediately available funds the full amount of any taxes arising or resulting from or incurred in connection with such Employee Claim at least ten calendar days before the date payment of such taxes is due from Employee, except where payment of such taxes is sooner required under the provisions of this paragraph (n), in which case payment of such taxes (and payment, on a fully grossed-up after tax basis, of any costs and expenses required to be paid under this paragraph (n) shall be made within the time and in the manner otherwise provided in this paragraph (n).

              (o) For purposes of this Agreement, the term "Final Determination" shall mean (I) a decision, judgment, decree or other order by a court or other tribunal with appropriate jurisdiction, which has become final and non-appealable; (ii) a final and binding settlement or compromise with an administrative agency with appropriate jurisdiction, including, but not limited to, a closing agreement under Section 7121 of the Code; (iii) any disallowance of a claim for refund or credit in respect to an overpayment of tax unless a suit is filed on a timely basis; or (iv) any final disposition by reason of the expiration of all applicable statutes of limitations.

              (p) For purposes of this Agreement, the terms "tax" and "taxes" mean any and all taxes of any kind whatsoever (including, but not limited to, any and all Excise Taxes, income taxes, and employment taxes), together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such taxes and any interest in respect of such penalties, additions to tax, or additional amounts.

              (q) For purposes of this Agreement, the terms "affiliate" and "affiliates" mean, when used with respect to any entity, individual, or other person, any other entity, individual, or other person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with such entity, individual or person. The term "control" and derivations thereof when used in the immediately preceding sentence means the ownership, directly or indirectly, of 50% or more of the voting securities of an entity or other person or possessing the power to direct or cause the direction of the management and policies of such entity or other person, whether through the ownership of voting securities, by contract or otherwise.

              (r) The Company shall defend, hold harmless, and indemnify Employee on a fully grossed-up after tax basis from and against any and all costs and expenses (including reasonable attorneys', accountants' and experts' fees and expenses) incurred by Employee from time to time as a result of any contest (regardless of the outcome) by the Company or others contesting the validity or enforcement of, or liability under, any term or provision of this Agreement, plus in each case interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code.

         Notwithstanding the provision of Section 7.9 to the contrary, the Company shall pay any attorney's fees incurred by Employee in reasonably seeking to enforce the terms of this Section 4.6.

         4.7 EXCLUSIVITY OF TERMINATION PROVISIONS. The termination provisions of this Agreement regarding the parties' respective obligations in the event Employee's employment is terminated, are intended to be exclusive and in lieu of any other rights or remedies to which Employee or the Company may otherwise be entitled at law, in equity or otherwise. It is also agreed that, although the personnel policies and fringe benefit programs of the Company may be unilaterally modified from time to time, the termination provisions of this Agreement are not subject to modification, whether orally, impliedly or in writing, unless any such modification is mutually agreed upon and signed by the parties.

                                    ARTICLE V

                  CONFIDENTIAL INFORMATION AND NON-COMPETITION

         5.1 NON-DISCLOSURE. During the term of this Agreement and thereafter, Employee shall not, without the prior written consent of the Board of Directors, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company) confidential information or proprietary data of the Company (or any of its subsidiaries), except as required by applicable law or legal process; provided, however, that confidential information shall not include any information known generally to the public or ascertainable from public or published information (other than as a result of unauthorized disclosure by Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company (or any of its subsidiaries).

         5.2 NON-COMPETITION. The Company and Employee agree that the services rendered by Employee hereunder are unique and irreplaceable. Employee hereby agrees that, during the term of this Agreement and for a period of twelve months thereafter, he shall not (except in the course of his employment under this Agreement and in furtherance of the business of the Company (or any of its subsidiaries)) (I) engage in as principal, consultant or employee in any segment of a business of a company, partnership or firm ("Business Segment") that is directly competitive with any significant business of the Company in one of its major commercial or geographic markets or (ii) hold an interest (except as a holder of less than 5% interest in a publicly traded firm or mutual funds, or as a minority stockholder or unitholder in a form not publicly traded) in a company, partnership or firm with a Business Segment that is directly competitive, without the prior written consent of the Company.

         5.3  VALIDITY OF NON-COMPETITION. The foregoing provisions of Section
5.2 shall not be held invalid because of the scope of the territory covered, the actions restricted thereby, or the period of time such covenant is operative. Any judgment of a court of competent jurisdiction may define the maximum territory, the actions subject to and restricted by Section 5.2 and the period of time during which such agreement is enforceable.

         5.4 NON-COMPETITION COVENANTS INDEPENDENT. The covenants of the Employee contained in Section 5.2 will be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action by the Employee against the Company will not constitute a defense to the enforcement by the Company of said covenants. The Employee understands that the covenants contained in Section 5.2 are essential elements of the transaction contemplated by this Agreement and, but for the agreement of the Employee to Section 5.2, the Company would not have agreed to enter into such transaction. The Employee has been advised to consult with counsel in order to be informed in all respects concerning the reasonableness and propriety of Section 5.2 and its provisions with specific regard to the nature of the business conducted by the Company and the Employee acknowledges that Section 5.2 and its provisions are reasonable in all respects.

         5.5 REMEDIES. In the event of a breach or threatened breach by the Employee of Section 5.2 or its provisions, the Company shall be entitled to a temporary restraining order and an injunction restraining the Employee from the commission of such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages.

                                   ARTICLE VI

                                   ARBITRATION

         Any controversy of any nature whatsoever, including but not limited to tort claims or contract disputes, between the parties to this Agreement or between the Employee, his heirs, executors, administrators, legal representatives, successors, and assigns and the Company and its affiliates, arising out of or related to the Employee's employment with the Company, any resignation from or termination of such employment and/or the terms and conditions of this Agreement, including the implementation, applicability and interpretation thereof, shall, upon the written request of one party served upon the other, be submitted to and settled by arbitration in accordance with the provisions of the Federal Arbitration Act, 9 U.S.C. ss.ss.1-15, as amended. Each of the parties to this Agreement shall appoint one person as an arbitrator to hear and determine such disputes, and if they should be unable to agree, then the two arbitrators shall chose a third arbitrator from a panel made up of experienced arbitrators selected pursuant to the procedures of the American Arbitration Association (the "AAA") and, once chosen, the third arbitrator's decision shall be final, binding and conclusive upon the parties to this Agreement. Each party shall be responsible for the fees and expenses of its arbitrator and the fees and expenses of the third arbitrator shall be shared equally by the parties. The terms of the commercial arbitration rules of AAA shall apply except to the extent they conflict with the provisions of this paragraph. It is further agreed that any of the parties hereto may petition the United States District Court for the Western District of Texas, San Antonio Division, for a judgment to be entered upon any award entered through such arbitration proceedings.

                                   ARTICLE VII

                                  MISCELLANEOUS

         7.1 COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties and cancels and supersedes all other agreements between the parties which may have related to the subject matter contained in this Agreement.

         7.2 MODIFICATION; AMENDMENT; WAIVER. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

         7.3 GOVERNING LAW; JURISDICTION. This Agreement and performance under it, and all proceedings that may ensue from its breach, shall be construed in accordance with and under the laws of the State of Texas.

         7.4 EMPLOYEE'S REPRESENTATIONS. Employee represents and warrants that he is free to enter in to this Agreement and to perform each of the terms and covenants of it. Employee represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that his execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity.

         7.5 COMPANY'S REPRESENTATIONS. Company represents and warrants that it is free to enter into this Agreement and to perform each of the terms and covenants of it. Company represents and warrants that it is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement and that its execution and performance of this Agreement is not a violation or breach of any other agreements between Company and any other person or entity. The Company represents and warrants that this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

         7.6 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         7.7 ASSIGNMENT. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs, provided, however, that neither the Company nor Employee any assign any duties under this Agreement without the prior written consent of the other.

         7.8 LIMITATION. This Agreement shall not confer any right or impose any obligation on the Company to continue the employment of Employee in any capacity, or limit the right of the Company or Employee to terminate Employee's employment.

         7.9 ATTORNEYS' FEES AND COSTS. If any action at law or in equity is brought to enforce or interpret the terms of this Agreement or any obligation owing thereunder, venue will be in Bexar County, Texas and the prevailing party shall be entitled to reasonable attorney's fees and all costs and expenses of suit, including, without limitation, expert and accountant fees, and such other relief which a court of competent jurisdiction may deem appropriate.

         7.10 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given in person or by either personal delivery, overnight delivery, or first class mail, certified or registered with return receipt requested, with postage or delivery charges prepaid, and shall be deemed to have been duly given when delivered personally, upon actual receipt, and on the next business day when sent via overnight delivery, or three days after mailing first class, certified or registered with return receipt requested, to the respective persons named below:

               If to the Company:   Ponder Industries, Inc.
                                    5005 Riverway, Suite 550
                                    Houston, Texas 77056

               If to the Employee:  Eugene L. Butler
                                    5005 Riverway, Suite 510
                                    Houston, Texas 77056

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year indicated above.

                                    COMPANY: PONDER INDUSTRIES, INC.

                                             By:  /s/
                                               ---------------------------------
                                                      Eugene L. Butler

                                    EMPLOYEE:
                                                  /s/
                                               ---------------------------------
                                                      Gerald A. Slaughter
                                                      Senior Vice President and
                                                      Chief Financial Officer